Exhibit 12


                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)


                                 Six Months
                                      Ended       Year Ended December 31,
                                            ----------------------------------
                              June 30, 1997   1996   1995   1994   1993   1992
                              ------------- ------ ------ ------ ------ ------
Net Income before Cumulative
 Effect of Changes in
  Accounting Principles (1)          $1,654 $2,607 $  930 $1,693 $1,265 $2,210
Income Tax Expense                    1,328  2,624  1,094  1,322  1,389  1,508
Distributions (Less Than)
 Greater Than Income from Less Than
   50 Percent Owned Equity Affiliates   (57)    29     (5)    (3)     6     (9)
Minority Interest                         5      4      0      3     (2)     2
Previously Capitalized Interest
   Charged to Earnings During Period     14     24     47     32     20     18
Interest and Debt Expense               213    471    557    453    390    490
Interest Portion of Rentals (2)          77    158    148    156    169    152
                                     ------ ------ ------ ------ ------ ------

Earnings before Provisions for
   Taxes and Fixed Charges           $3,234 $5,917 $2,771 $3,656 $3,237 $4,371
                                     ====== ====== ====== ====== ====== ======

Interest and Debt Expense            $  213 $  471 $  557 $  453 $  390 $  490
Interest Portion of Rentals (2)          77    158    148    156    169    152
Capitalized Interest                     52    108    141     80     60     46
                                     ------ ------ ------ ------ ------ ------

   Total Fixed Charges               $  342 $  737 $  846 $  689 $  619 $  688
                                     ====== ====== ====== ====== ====== ======

Ratio of Earnings to Fixed Charges     9.46   8.03   3.28   5.31   5.23   6.35

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(2) Calculated as one-third of rentals.